Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements


Nuveen Ohio Quality Income Municipal Fund, formerly, Nuveen Ohio Quality Income Municipal Fund, Inc.

333-182721
811-06385




On April 5, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Ohio Dividend Advantage Municipal Fund,
Nuveen Ohio Dividend Advantage Municipal Fund 2 and
Nuveen Ohio Dividend Advantage Municipal Fund 3 were transferred to the Nuveen Ohio Quality Income Municipal
Fund. The circumstances and details of the reorganization as well as copies of the Agreements and Plans of Reorganization are contained in the Form 497 filing on September 5, 2012, accession number 0001193125-12-
380523, which materials are herein incorporated by reference.